Amendment No. 2 to
EMPLOYMENT Agreement
    This Amendment No. 2 to the Employment Agreement (this “Amendment No. 2”), effective as of June 25, 2020 (the “Effective Date”), is entered into by and between Immersion Corporation, a Delaware corporation (the “Company”), and Ramzi Haidamus, an individual (“Executive”). This Amendment No. 2 amends that certain Employment Agreement, dated as of December 21, 2018 (the “Employment Agreement”), by and between the Company and Executive, as amended by that certain Amendment No. 1 to the Employment Agreement, effective as of February 27, 2020 (the “Amendment No. 1”). Each capitalized term used, but not defined, in this Amendment No. 2, shall have the same meaning ascribed to it in the Employment Agreement.

WHEREAS, the COVID-19 global pandemic and related events have caused a significant deterioration in the global economy, which has negatively impacted the Company’s performance;
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) desires to cancel Executive’s 2020 Executive Incentive Plan, executed on April 23, 2020 (the “2020 EIP”), such that Executive would not be entitled to any bonus under the 2020 EIP (the “Bonus Termination”);
WHEREAS, pursuant to that certain Waiver, effective as of June 25, 2020 (the “Waiver”), by and between the Company and Executive, and as a condition of the effectiveness of this Amendment No. 2, Executive has waived any entitlement that Executive might have otherwise have under the Employment Agreement to resign for Good Reason as a result of the Bonus Termination (the “Waiver”); and
WHEREAS, the Company and Executive wish to amend the Employment Agreement such that Executive will retain, and the Company will continue to provide, Executive’s entitlements to certain payments and benefits payable to Executive in the event Executive is terminated without Cause or resigns for Good Reason.
NOW, THEREFORE, in accordance with Section 19(h) of the Employment Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Employment Agreement as follows:
1.Target Bonus. The parties hereby amend the Employment Agreement by replacing Sections 9(b)(iii) and 9(c)(iii) with the following:

“a lump sum payment equal to 100% of your Target Bonus assuming target achievement level for the then-current fiscal year (provided, however, that this payment shall be equal to 100% of your then-current Base Salary for the 2020 fiscal year);”

2.Miscellaneous: This Amendment No. 2, when executed by the parties, shall be effective as of the date stated above. This Amendment No. 2 fully and completely expresses the agreement of the parties with respect to the subject matter hereof and shall not be modified or amended except by written agreement executed by each of the parties hereto. This Amendment No. 2 may be executed in any number of counterparts (including via PDF, facsimile, DocuSign or any other electronic method), each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Except as amended and/or modified by this Amendment No. 2, the Agreement shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the Parties have agreed to and accepted the foregoing terms and have caused this Amendment No. 2 to be signed by their duly authorized representatives.

IMMERSION CORPORATION    EXECUTIVE

By: /s/ Aaron Akerman        By: /s/ Ramzi Haidamus

Name: Aaron Akerman        Name: Ramzi Haidamus

Title: Chief Financial Officer

Date: June 30, 2020        Date: June 30, 2020

[Signature page to Amendment No. 2 to Employment Agreement]